Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made as of the 1st day of May, 2024, by and between Hut 8 Corp., a corporation existing under the laws of the State of Delaware (the “Company”), and Victor Semah, an individual residing in the State of Florida (the “Executive”).

RECITALS:

WHEREAS the Company shall employ the Executive as Chief Legal Officer & Corporate Secretary pursuant to the terms of this Agreement and such officer shall provide services to the Company on the terms, and subject to the conditions, as set out in this Agreement.

NOW THEREFORE in consideration of the foregoing recitals and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the Parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1Definitions.

In this Agreement, unless otherwise defined herein, capitalized terms have the meaning set out in Schedule “A” annexed to this Agreement.

Section 1.2Extended Meanings.

In this Agreement, words importing the singular include the plural and vice versa and words importing gender include all genders.

Section 1.3Headings.

The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

Section 1.4References.

References to a specific article, or section are to be construed as references to that specified article, or section of this Agreement, unless the context otherwise requires.

Section 1.5Currency.

All dollar amounts referred to in this Agreement are in United States currency, unless otherwise specifically indicated.

ARTICLE 2

EMPLOYMENT POSITION AND DUTIES

Section 2.1Employment.

The Executive shall be employed as the Chief Legal Officer & Corporate Secretary of the Company and shall report to the Chief Executive Officer of the Company.  If reasonably requested by the Board, the Executive will also serve as an officer and/or director of direct or indirect subsidiaries of the Company.  Except as otherwise provided herein, the Executive will not be entitled to any additional compensation for services for other positions or titles that the Executive may hold with any direct or indirect subsidiaries of the Company to the extent the Executive is so appointed. The Executive shall be based in the Company’s principal office in Miami, Florida with business travel as reasonably required to perform the Executive’s duties and responsibilities under this Agreement.

The Executive shall perform such duties and responsibilities as set forth on Schedule “B” annexed to this Agreement.

It is agreed to by the Parties to this Agreement that the Executive shall retain all necessary authorizations to work in the United States as a condition of carrying out their duties under this Agreement.

Section 2.2Term.

This Agreement will be effective from May 1, 2024 (the “Start Date”) and will continue in effect for an indefinite term until it is terminated in accordance with Article 4 (the “Term”).

Section 2.3Location.

Subject to Section 2.1, the Executive shall generally perform services for the Company in the State of Florida, United States of America.

Section 2.4Faithful Service.

(1)	During the Term, the Executive shall:
(a)

well and faithfully serve the Company, and carry out those responsibilities as are necessary to perform the functions associated with the position of Chief Legal Officer & Corporate Secretary of the Company;

(b)	devote the required skill, experience and attention necessary to carry out the responsibilities consistent with the Executive’s position; and
(c)	use commercially reasonable best efforts to promote the success of the Business of the Company and, at all times while performing services for the Company, act in the best interests of the Company.
(2)

The Executive acknowledges that the Executive must comply with: (a) the lawful policies and procedures established by the Company from time to time, including any code of ethics or business conduct adopted by the Company (including any future revisions of such policies, procedures or other codes of business conduct); and (b) all applicable laws, rules, regulations and all requirements of all applicable regulatory, self-regulatory and administrative bodies.

ARTICLE 3

COMPENSATION AND BENEFITS

Section 3.1Base Salary.

During the Term, the Company shall pay from its U.S. payroll to the Executive a salary at the rate of US$375,000.00 per annum (the “Base Salary”), less applicable deductions and withholdings, payable in accordance with the Company’s regular payroll practices. The Executive’s Base Salary may be increased upon annual review by the Board (or a subcommittee thereof), at the sole discretion of the Board (or a subcommittee thereof), and once increased shall thereafter be the Base Salary hereunder.

Section 3.2Bonus.

During the Term, the Executive will be eligible to receive an annual bonus for each calendar year, commencing with the 2025 calendar year, with a target of eighty-five percent (85%) of Base Salary (“Annual Bonus”) in accordance with the achievement of performance metrics, both corporate and personal, as determined by the Board (or a subcommittee thereof) in their sole discretion, acting reasonably, as applicable, at the beginning of the relevant year.  The amount of each such Annual Bonus will be expected to scale upward and downward based on actual performance against such performance metrics as determined by the Board (or a subcommittee thereof) in good faith.  For the 2024 calendar year, the Executive will be entitled to receive a bonus (the “2024 Bonus”; the 2024 Bonus and each Annual Bonus, a “Bonus”) in an amount equal to eighty-five percent (85%) of Base Salary multiplied by a fraction, the numerator of which is the number of days in the period beginning on the Start Date and ending on December 31, 2024 and the denominator of which is 366.  Each Bonus will be payable on such date as is determined by the Board (or a subcommittee thereof), but no later than March 31 of the following fiscal year and in all cases in the calendar year that follows the fiscal year to which the Bonus relates.  Except as otherwise provided in Article 4 of this Agreement, as a condition to being eligible for a Bonus (including, for avoidance of doubt, the 2024 Bonus), the Executive must remain actively employed under this Agreement until the date of payment.

The Executive acknowledges that: (a) terms of the Annual Bonus may change each fiscal year at the discretion of the Company; (b) except as provided in the preceding paragraph with respect to the 2024 Bonus, the Executive has no expectation that in any fiscal year there will be a guaranteed level of bonus; (c) the amount of the bonus, if any, that the Executive may be awarded may change from year to year; and (d) all bonuses are subject to applicable deductions and withholdings. For greater certainty, except as otherwise stipulated in Article 4 of this Agreement, no period of notice of termination, if any, or payment in lieu of notice or Severance Period that is given pursuant to this Agreement that follows or is in respect of a period after the last date of actual and active employment will be considered as extending the Executive’s period of employment for the purposes of determining the Executive’s entitlements under this Agreement.

Section 3.3Equity Compensation.

During the Term, the Executive shall be entitled to receive equity-based compensation awards under the equity compensation plan of the Company as in effect from time to time, as determined by the Board (or a subcommittee thereof) in its sole discretion.

Section 3.4Vacation.

During each full calendar year, the Executive will be entitled to four (4) weeks’ vacation, which shall accrue in accordance with the Company’s vacation policy, if applicable. Unused vacation may not be carried forward to a subsequent year or paid out upon termination of employment, except as required by applicable law or Company policy. Vacation is to be taken at a time acceptable to the Company having regard to business requirements.

Section 3.5Expenses.

The Company or an affiliate shall reimburse the Executive for all out-of-pocket expenses reasonably and properly incurred by the Executive in connection with the Executive’s duties hereunder, provided that such expenses are in accordance with the policies of the Company in effect from time to time. To the extent requested by the Company or required under such policies, the Executive shall furnish to the Company statements and receipts for all such expenses. If the reimbursement of any travel expense results in a taxable benefit to the Executive, the Company agrees to reimburse or cause an affiliate to reimburse the Executive the applicable taxes as a result of such taxable benefit.

Section 3.6Benefits.

The Executive will be eligible to participate in the applicable benefits plans of the Company or its U.S. affiliates, as the case may be, during the Term subject to and in accordance with the terms and conditions of such plans, as may be amended or terminated.

Section 3.7Section 409A Compliance.

The intent of the Parties is that payments and benefits under this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), to the maximum extent possible or, to the extent not so exempt, that they be compliant with Section 409A to the maximum extent possible and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted accordingly. In no event whatsoever shall the Company or its affiliates or any of their respective directors, officers, employees, agents or attorneys be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

To the extent applicable and for purposes of compliance with Code Section 409A: (a) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive; (b) any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit; and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service.  Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, the Company determines that Executive is a “specified employee” within the meaning of Code Section 409A, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one (1) day after such separation from service, and (ii) the date of Executive’s death (the “Delay Period”).  Within five (5) days of the end of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

All payments of Taxes required to be paid by the Company to the Executive pursuant to Section 11.7 shall be paid no later than December 31 of the calendar year following the calendar year in which the Executive remits the Taxes.

ARTICLE 4

TERMINATION OF EMPLOYMENT

Section 4.1Early Termination.

Notwithstanding any other provision in this Agreement, the Executive’s employment and this Agreement may be terminated at any time as follows:

(1)	automatically upon the death of the Executive;
(2)	by the Company at any time as a result of the Executive’s Disability;
(3)	by the Company at any time for Cause;
(4)	by the Company at any time without Cause by providing written notice to the Executive specifying the effective Date of Termination (which may be immediately);
(5)

by the Executive (in the absence of Good Reason) at any time by providing written notice to the Company specifying the effective date of resignation (such date being not less than eight (8) weeks following the date of the Executive’s written notice, the “Resignation Notice Period”) it being understood the Company is under no obligation to utilize the Executive’s services during the Resignation Notice Period and may waive any portion of the Resignation Notice Period subject only to paying the Executive the Base Salary that otherwise would have been earned during such waived portion; or

(6)

by the Executive for Good Reason only after providing written notice to the Company specifying the event or events upon which the Executive is relying to terminate the Executive’s employment for Good Reason within ninety (90) days after the initial occurrence thereof, and provided that (a) such event or events are not cured by the Company within thirty (30) days after receipt of such notice, and (b) the Executive’s resignation occurs within two (2) years following the initial occurrence of such event or events.

Section 4.2Termination for Death, Cause, or Voluntary Resignation.

If this Agreement and the Executive’s employment is terminated pursuant to Section 4.1(1), Section 4.1(3) or Section 4.1(5) above, then the Company shall, or the Company shall cause an affiliate to, pay to the Executive or to the Executive’s estate, as applicable: (a) accrued and unpaid Base Salary up to the Date of Termination; (b) any accrued and outstanding vacation pay to the Date of Termination, if required to be paid pursuant to applicable law or Company policy; (c) reimbursement for business and other eligible expenses properly incurred to the Date of Termination; and (d) any amount accrued and arising from Executive’s participation in, or benefits accrued under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements ((a), (b), (c) and (d), the “Basic Entitlements”). If this Agreement is terminated pursuant to Section 4.1(1), then, in addition to the Company paying, or the Company causing an affiliate to pay, the Executive’s Basic Entitlements, the Company or an affiliate shall pay to the Executive’s estate any Bonus earned but unpaid for any prior fiscal year preceding the year in which the Executive’s death occurs. Furthermore, if this Agreement is terminated pursuant to Section 4.1(1), Executive shall be entitled to continuation of vesting and/or acceleration of vesting, as applicable, of any long term incentive or other equity based award granted to Executive (including, without limitation, any rights to continued or accelerated vesting of unvested stock, stock options, restricted stock units, performance stock units, or other securities or equity or equity-based incentive awards of the Company) to the extent provided for in any applicable plan or award agreement.  For greater certainty and clarity, if this Agreement is terminated pursuant to Section 4.1(3) or Section 4.1(5) above, then the Executive shall not be entitled to any Bonus, pro-rated or otherwise, for the year in which the Date of Termination occurs or for any unpaid Bonus for the prior fiscal year in which termination or resignation occurs.

Section 4.3Termination by Reason of Disability.

If this Agreement and the Executive’s employment is terminated pursuant to Section 4.1(2) above, then the Company shall, or the Company shall cause an affiliate to, pay to the Executive the Basic Entitlements and any Bonus earned but unpaid for any prior fiscal year preceding the year in which the Date of Termination pursuant to Section 4.1(2) occurs.  In addition, Executive shall be entitled to continuation of vesting and/or acceleration of vesting, as applicable, of any long term incentive or other equity based award granted to Executive (including, without limitation, any rights to continued or accelerated vesting of unvested stock, stock options, restricted stock units, performance stock units, or other securities or equity or equity-based incentive awards of the Company) to the extent provided for in any applicable plan or award agreement.

Section 4.4Termination without Cause or for Good Reason.

If this Agreement and the Executive’s employment are terminated by the Company without Cause pursuant to Section 4.1(4) or by the Executive for Good Reason pursuant to Section 4.1(6) above, then the following provisions shall apply:

(1)	the Company shall, or shall cause an affiliate to, pay to the Executive the Basic Entitlements;
(2)	the Company shall, or shall cause an affiliate to, pay any Bonus awarded in respect of the year preceding the year of termination, but not yet paid;
(3)

the Company shall, or shall cause an affiliate to, provide to the Executive an amount equivalent to the Executive’s then Base Salary and Annual Bonus at target for a period of twelve (12) months (the “Severance Period”) following the Date of Termination (the “Cash Severance”);

(4)

if and to the extent the Executive is eligible for and elects COBRA coverage from the Company or its affiliates, the Company shall, or shall cause an affiliate to, during the Severance Period (or until the Executive becomes eligible for group health coverage from a new employer, if earlier) subsidize the COBRA premiums at the same subsidy rate as then in effect for active employees for the same level of coverage or, if such subsidy would result in adverse tax consequences to the Executive or the Company or its affiliates, make a taxable cash payment each month during the Severance Period equal to the amount the subsidy would have been; and

(5)

long term incentive or other equity awards will be determined in accordance with the terms of the applicable plan and award agreements; provided that with respect to awards that vest solely based on continued service with the Company, such awards shall vest in any tranche scheduled to vest in accordance with the applicable award agreement during the Severance Period, which vesting shall occur on the 91st day after the Date of Termination (or, if necessary to comply with Code Section 409A, if applicable, on such earlier date as is required in order to maintain compliance with, or an exemption from, Code Section 409A).

Section 4.5Mitigation.

The Executive is not required to mitigate any of the amounts payable under this Article 4.

Section 4.6Release.

Except as otherwise provided in Section 4.4, the Executive shall not be entitled to any further notice of termination, payment in lieu of notice of termination, severance, damages, or any additional compensation whatsoever. As a condition to receiving any payment pursuant to Section 4.4 hereof, the Executive agrees to deliver a full and final release in a form provided to the Executive by the Company, which shall be in substantially the form attached hereto as Exhibit A.  Such release must be executed by the Executive and become irrevocable within sixty (60) days following the Date of Termination.  If the Executive fails or refuses to so timely execute such release, or revokes such release, the amounts payable under Section 4.4 (other than under Section 4.4(1)) shall be forfeited.  Any Bonus payable pursuant to Section 4.4(2) shall be paid at the same time it would have been paid absent termination of employment.   Any payments pursuant to Section 4.4(3) or (4) shall be paid in equal installments in accordance with the Company’s normal payroll practices during the Severance Period; provided, that the first installment shall not be paid until the first Business Day after the sixtieth (60th) day following the Date of Termination and such first installment shall include all unpaid installments from the Date of Termination; provided, further, that solely to the extent that the Cash Severance is not non-qualified deferred compensation within the meaning of Code Section 409A, at the option of the Company, the Company may pay the Cash Severance in a single lump sum on the first Business Day after the sixtieth (60th) day following the Date of Termination.

Section 4.7Resignation as Director and Officer.

Upon termination of the Executive’s employment for any reason whatsoever, the Executive shall thereupon be deemed to have immediately resigned any position the Executive may have as an officer, director or employee of the Company, together with any other office, position or directorship which the Executive may hold with the Company or any of its affiliates. In such event, the Executive shall, at the request of the Company, forthwith execute any and all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments in respect of such loss of office/directorship.

Section 4.8Return of Property.

All equipment, keys, pass cards, credit cards, software, material, written correspondence, memoranda, communication, reports, or other documents or property pertaining to the business of the Company or any of its affiliates used or produced by the Executive in connection with the Executive’s employment, or in the Executive’s possession or under the Executive’s control, shall at all times remain the property of the Company or its affiliate, as applicable. The Executive shall return all property of the Company or any of its affiliates in the Executive’s possession or under the Executive’s control in good condition (subject to normal wear and tear) forthwith upon any request by the Company or upon any termination of this Agreement and of the Executive’s employment (regardless of the reason for such termination).

ARTICLE 5

EXECUTIVE’S COVENANTS

Section 5.1Company Property.

The Executive acknowledges that all materials of the Company or an affiliate of the Company relating to the business and affairs of the Company or such affiliate, including, without limitation, all Developments, manuals, documents, reports, equipment, working materials and lists of customers or suppliers prepared by the Company or such affiliate or by the Executive in the course of the Executive’s employment are for the benefit of the Company or such affiliate and are and will remain the property of the Company or such affiliate.

Section 5.2Confidentiality and Intellectual Property Rights.

(1)

While employed during the Term, and following the termination of the Executive’s employment (for any reason), the Executive shall not disclose to any Person, nor use for the Executive or another Person’s benefit, any Confidential Information, except as otherwise specifically authorized in writing by the Company or as reasonably required for the Executive to carry out the Executive’s duties and responsibilities during employment.

(2)

The Executive acknowledges and agrees that all rights, titles and interests in or to the Developments and all Intellectual Property in and to the Developments shall be owned exclusively by the Company. Without further compensation, the Executive hereby irrevocably quit-claims and assigns to the Company, and agrees to assign to any designee of the Company, the Executive’s entire right, title and interest in and to the Developments and all Intellectual Property in and to the Developments. The Executive understands that this assignment is intended to, and does, extend to Developments currently in existence, in development, as well as Developments which have yet to be created.

(3)

The Executive hereby irrevocably waives, in favor of the Company, its successors, assigns and nominees, all moral rights arising under 17 U.S.C. § 101 et seq., as amended (or any successor legislation of similar effect) or similar legislation in any applicable jurisdiction, or at common law, to the full extent that such rights may be waived in each respective jurisdiction, that the Executive may have now or in the future with respect to the Developments.

(4)

The Executive shall promptly disclose Developments to the Company, and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Term) to establish and confirm title and ownership of Developments and all Intellectual Property in and to the Developments (including, without limitation, assignments, consents, powers of attorney and other instruments). The Executive agrees to execute on demand, whether during or after the Term, any applications, transfers, assignments or other documents as the Company may consider necessary for the purpose of either:

(a)	obtaining, maintaining, vesting or assigning absolute title in any Developments and any Intellectual Property related thereto in, to or for the Company; or
(b)

applying for, prosecuting, obtaining, protecting or enforcing any patent, copyright, industrial design or trade-mark registration or any other similar right pertaining to any Intellectual Property in Developments in any country. The Executive further agrees to cooperate and assist the Company in every way possible in the application for or prosecution of rights pertaining to such Intellectual Property.

(5)

In the event the Company is unable, for any reason, after diligent effort, to secure the Executive’s signature on any document needed in connection with the above-mentioned actions, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, which appointment is coupled with an interest to act for and on the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 5.2 with the same legal force and effect as if executed by the Executive.

(6)

The Executive is hereby notified in accordance with the Defend Trade Secrets Act that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  The Executive is further notified that if the Executive files a lawsuit for retaliation by the Company or any of its affiliates for reporting a suspected violation of law, the Executive may disclose the Company’s or such affiliates’ trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(7)

Nothing in this Agreement prohibits the Executive from reporting possible violations of law or regulation to any governmental agency or entity (including the Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Commission, and any Inspector General), or making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation.  The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that Executive has made such reports or disclosures.

(8)

The Executive hereby irrevocably consents to the use of the Executive’s name, image, voice, or other likeness or statements made by the Executive in any text, audio and/or visual work, including but not limited to printed materials, photographs, audio recordings, video recordings, films, websites, business or social networking site pages, print, online or other electronic works of authorship (collectively, “Recordings and Works of Authorship”), which the Company and/or its affiliates and/or their contractors or representatives produce or publish for legitimate business reasons, in perpetuity and without the requirement of any further consent, attribution or consideration whatsoever. The Executive further hereby grants to the Company and its affiliates and licensees the right to modify, publish, copy, sublicense, and distribute any of the above works, or any part or remake thereof, in any medium throughout the world in perpetuity for legitimate business reasons.  Notwithstanding the foregoing, Company agrees not to maliciously edit any Recordings and Works of Authorship in a manner that would substantively alter (including by omission) any statements made by Executive or in a manner that would reasonably be expected to damage Executive or his reputation.

Section 5.3Corporate Opportunities.

Any business opportunities relating in any way to the business and affairs of the Company or any of its affiliates which become known to the Executive during the Executive’s employment hereunder shall be fully disclosed and, if within the Executive’s control, made available to the Company, and shall not be appropriated by the Executive under any circumstance.

ARTICLE 6

NON-COMPETITION

Section 6.1Non-Competition.

The Executive shall not, during the Term (including, for certainty, the Resignation Notice Period) and for a period of twelve (12) months following the termination of the Executive’s employment, for any reason, on the Executive’s own behalf or on behalf of any Person, without the prior written consent of the Company, whether directly or indirectly, alone, or through or in connection with any Person,

(1)

carry on or be engaged in a capacity that is the same as or similar to the position occupied by the Executive during the Term, for any undertaking or business in all or part of the Territory which is competitive, in any way, with the Business; or

(2)	have any financial interest in or be otherwise commercially involved in any undertaking or business in all or part of the Territory which is competitive, in any way, with the Business.

Section 6.2Exception.

The Executive will, however, not be in default under Section 6.1 by virtue of the Executive holding, strictly for portfolio purposes and as a passive investor, no more than one percent (1%) of the issued and outstanding shares of or any other interest in, any body corporate which is listed on any recognized stock exchange, the business of which body corporate is competitive, in any way, with the Business.  Furthermore, Section 6.1 is not intended, nor shall it be construed, to prohibit or restrict in any way Executive’s ability to engage in the practice of law for a law firm following the termination of Executive’s employment hereunder.

ARTICLE 7

NON-SOLICITATION

Section 7.1Non-Solicitation of Customers and Suppliers.

The Executive shall not, during the Term (including, for certainty, the Resignation Notice Period) and for a period of twelve (12) months following the termination of the Executive’s employment, for any reason, on the Executive’s own behalf or on behalf of or in connection with any other Person, without the prior written consent of Company, whether directly or indirectly, in any capacity whatsoever, alone, or through or in connection with any Person, solicit the business of (or assist in the soliciting of the business of) any Customer, Prospective Customer or Supplier for any purpose which is competitive with the Business, including for the purpose of having a Customer, Prospective Customer or Supplier cease doing business with the Company or any of its affiliates.

Section 7.2Non-Solicitation of Employees.

The Executive shall not, during the Term (including, for certainty, the Resignation Notice Period) and for a period of twelve (12) months immediately following the termination of the Executive’s employment, for any reason, on the Executive’s own behalf or on behalf of or in connection with any other Person, without the prior written consent of Company, whether directly or indirectly, in any capacity whatsoever, alone, or through or in connection with any Person:

(1)

solicit the employment or engagement of or otherwise entice away from the employment or engagement of the Company or any of its affiliates, any individual who is employed or engaged by the Company or any of its affiliates, whether or not such individual would commit any breach of contract or terms of employment or engagement by leaving the employ or the engagement of the Company or any of its affiliates; or

(2)

assist any Person to solicit the employment or engagement of any individual who is employed or engaged by the Company or any of its affiliates with whom the Executive had contact in the course of the Executive’s employment with the Company during the two (2) year period immediately before the Executive’s employment terminated, or otherwise entice any such individual away from the employment or engagement of the Company or any of its affiliates.

For clarity, the placement by the Executive or any other Person of advertising in a newspaper or other publication of general circulation, or the engagement of a personnel search agency by the Executive or any other Person generally (i.e. not specifically in respect of the Company or any of its affiliates), that results in an employee or other individual engaged by the Company or any of its affiliates leaving the employment of or engagement with the Company shall not be considered a violation of this Section 7.2.

Section 7.3Fiduciary Obligations.

Nothing in this Article 7 is intended to limit the fiduciary obligations that the Executive owes to the Company  or any of its affiliates, as the case may be.

ARTICLE 8

RECOGNITION

Section 8.1Recognition.

(1)

The Executive expressly recognizes that Article 5, Article 6 and Article 7 of this Agreement are of the essence of this Agreement, and that the Company would not have entered into this Agreement without the inclusion of those provisions and the Executive’s commitment to abide by same.

(2)

The Executive further recognizes and expressly acknowledges that the application of Article 5, Article 6 and Article 7 of this Agreement will not have the effect of prohibiting the Executive from earning a living in a satisfactory manner in the event of the termination of this Agreement and the Executive’s employment.

(3)

The Executive further recognizes and expressly acknowledges that Article 5, Article 6 and Article 7 of this Agreement grant to the Company and its affiliates only such reasonable protection as is necessary to preserve the legitimate interests of the Company and its affiliates and the Executive equally recognizes, in this respect, that the description of the Business and the Territory are reasonable.

Section 8.2Remedies.

The Executive hereby recognizes and expressly acknowledges that the Company and its affiliates would be subject to irreparable harm should any of the provisions of Article 5, Article 6 or Article 7 be infringed, or should any of the Executive’s obligations hereunder be breached by the Executive, and that damages alone will be an inadequate remedy for any breach or violation thereof and that the Company and its affiliates, in addition to all other remedies, will be entitled as a matter of right to equitable relief, including temporary or permanent injunction to restrain such breach.

Section 8.3Suspension or Termination of Benefits and Compensation.

In the event that the Board (or a subcommittee thereof) determines in good faith that the Executive has breached any provisions of Article 5, Article 6 or Article 7 of this Agreement, the Company will have the right to suspend or terminate any or all remaining payments and/or benefits, if any, referenced in Section 4.4 of this Agreement. Such suspension or termination of payments and/or benefits will be in addition to and will not limit any and all other rights and remedies as set out in Section 8.2 of this Agreement that the Company and/or its affiliates may have against the Executive.  No such determination by the Board shall be final and conclusive and, for the elimination of doubt, the Executive shall retain all rights and remedies with respect to (and the right to challenge, including by legal process) any such determination and/or resulting suspension or termination of payments and/or benefits.

ARTICLE 9

NON-DISPARAGEMENT

Section 9.1Non-Disparagement.

The Executive shall not, during and following the Term, engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the business or the Company, its affiliates or its employees.  Similarly, the Company shall instruct each of its and its affiliates’ respective directors and officers to not, during and following the Term, engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity or reputation of the Executive.  Nothing in this section is intended to restrict any Party to this Agreement from making comments or providing disclosure: (i) as required under applicable laws, including whistleblower legislation, (ii) as required in any investigation, court or arbitration proceeding or action, or (iii) engaging in any activity protected under applicable law, including the National Labor Relations Act.

ARTICLE 10

CONFLICTING OBLIGATIONS

Section 10.1No Conflicting Obligations.

The Executive represents and warrants to the Company that:

(1)

there exists no agreement or contract, and that the Executive is not subject to any obligation, which restricts the Executive from (i) being employed by the Company; (ii) performing the duties assigned to the Executive pursuant to this Agreement; (iii) soliciting the business of any Person; or (iv) using information within the Executive’s knowledge or control which may be useful in the performance of the Executive’s duties for the Company;

(2)

in the performance of the Executive’s duties for the Company, the Executive shall not knowingly improperly bring to the Company or any of its subsidiaries or use any trade secrets, confidential information or other proprietary information of any third party; and

(3)	the Executive shall not knowingly infringe the Intellectual Property of any third party.

Section 10.2Suspension with Pay.

The Executive acknowledges that, during the course of the Executive’s employment, the Board may exercise its discretion to suspend the Executive with pay in furtherance of any internal investigation relating to the Executive’s conduct.

ARTICLE 11

GENERAL

Section 11.1Notices.

Any notice, demand or other communication which is required or permitted by this Agreement to be given or made by a party hereto must be in writing and be sufficiently given if delivered personally, sent by pre-paid registered mail, or via electronic mail at the following addresses:

(1)	to the Company at:

1101 Brickell Avenue, Suite 1500

Miami, FL 33131

Attention: Chief Executive Officer

E-mail: [REDACTED]

(2)	to the Executive at:

[REDACTED]

Attention: Victor Semah

E-mail: [REDACTED]

or at such other address as any party may from time to time advise the other party by notice in writing. Every notice or other communication will be deemed to have been received, (a) on the date of receipt, if given by personal delivery or electronic mail, and (b) the fifth Business Day after which it is mailed, if sent by registered mail. Notwithstanding the foregoing, if a strike or lockout of postal service is in effect, or generally known to be impending, notice must be effected by personal delivery.

Section 11.2Survival.

Notwithstanding the termination of this Agreement, each party shall remain bound by the provisions of this Agreement which by their terms impose obligations upon that party that extend beyond the termination of this Agreement.

Section 11.3Further Assurances.

The Parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to give effect to this Agreement and carry out its provisions, including providing such further documents or instruments reasonably required by any other party.

Section 11.4Assignment.

Except as otherwise expressly provided herein, neither this Agreement nor any rights or obligations are assignable by the Executive. The Company may assign this Agreement to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. The Executive, by the Executive’s signature hereto, expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement.  All references to the “the Company” herein shall include any such successor.

Section 11.5Entire Agreement.

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and which further includes understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements by or among the Parties in connection with the subject matter hereof except as specifically set forth herein.

Section 11.6Amendment and Waiver.

Except as permitted by the terms of this Agreement, no supplement, modification, amendment or waiver of this Agreement will be binding unless executed in writing by all of the Parties. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar) nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 11.7Withholding Tax.

All remuneration paid to the Executive pursuant to this Agreement will be subject to withholding and deduction of all amounts required under applicable laws in respect of taxes (including income and payroll taxes), social security contributions, employment insurance premiums, government pension premiums and similar amounts (“Tax”). The Company shall indemnify the Executive at all times during and after the Term for Tax liabilities (including in respect of any applicable interest or penalties) arising as a result of the Company or any of its affiliates failing to report income or withhold Tax as may be required pursuant to the laws of a jurisdiction other than the jurisdiction in which the Executive resides.  The foregoing indemnity is conditional upon the Executive co-operating with the Company to undertake such mitigation measures that the Company considers advisable.   The above indemnity shall not apply in respect of losses, claims or demands arising as a result of the Executive’s failure to meet individual Tax filing, reporting or payment obligations. This Section 11.7 shall survive any termination of this Agreement.

Section 11.8Indemnity.

In addition to any rights to indemnification to which Executive is entitled under (i) Section 11.7 and (ii) the Company’s certificate of incorporation, bylaws, agreements or policies or applicable law, the Company shall indemnify Executive at all times during and after the Term to the maximum extent permitted under applicable law, and shall pay the Executive’s expenses (including legal fees and expenses) actually and reasonably incurred in defending any civil action, suit or proceeding in advance of the final disposition of such action, suit or proceeding to the maximum extent permitted under such applicable law for Executive’s action or inaction on behalf of the Company under the terms of this Agreement. At all times during and after the Term, the Executive shall be covered to the same extent as other officers and employees of the Company of similar title, office or rank under any liability insurance policy maintained by the Company with respect to such other officers and employees. This Section 11.8 shall survive any termination of this Agreement.

Section 11.9Successors and Assigns.

This Agreement will enure to the benefit of and be binding upon the Parties and their respective heirs, executors and administrators or successors and permitted assigns, as the case may be.

Section 11.10Preamble/Recital.

The Executive and the Company acknowledge and agree that the provisions contained in the preamble/recital section of this Agreement forms an integral part of this Agreement and may be relied upon by any Party.

Section 11.11Severability.

If any provision in this Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question will not be deemed to affect or impair the validity or enforceability of any other provision of this Agreement and such invalid or unenforceable provision or portion thereof will be severed from the remainder of this Agreement.

Section 11.12Independent Legal Advice.

The Executive acknowledges that the Executive has been advised to obtain, and that the Executive has obtained or has been afforded the opportunity to obtain, independent legal advice with respect to this Agreement and that the Executive understands the nature and consequences of this Agreement.

Section 11.13Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflicts of law.  The Parties stipulate and agree to the exclusive jurisdiction of the courts sitting in the State of Florida for the resolution of all disputes and controversies arising out of or based on this Agreement, and the Parties hereto expressly waive all objections or immunities each now has or later may have to venue, whether based on lack of subject matter or personal jurisdiction, inconvenience of forum or other defenses or objections.

Section 11.14Notification of New Employer.

The Executive agrees to disclose the existence of the Executive’s obligations to the Company and its affiliates under this Agreement to all third parties who engage or employ or otherwise become associated or have a business relationship with the Executive during the 12-month period after the Date of Termination, and hereby irrevocably consents to the Company’s and its affiliates’ contacting any and all such third parties at any time during such 12-month period solely to provide them with a copy of this Agreement to inform them of, and allow them to verify compliance, with the terms hereof. The Executive shall not assert, and hereby releases the Company and its affiliates from, any claims relating to the Company’s or its affiliates’ communications or actions with respect to any third parties pursuant to and in compliance with the limitations provided in the foregoing provisions.

Section 11.15Counterparts.

This Agreement may be executed by the Parties in one or more counterparts, each of which when so executed and delivered will be deemed to be an original and such counterparts will together constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first set forth above.

HUT 8 CORP.

/s/ Asher Genoot
Authorized Signing Officer

Agreed to and accepted this 1st day of May, 2024.

/s/ Victor Semah
Victor Semah

SCHEDULE “A”

DEFINITIONS

“affiliate” of the Company means (a) any direct or indirect subsidiary of the Company; and (b) any entity the management of which is controlled, directly or indirectly, by the Company.

“Board” means the Board of Directors of the Company.

“Business” means the business of the Company and its affiliates being a digital asset mining and high-performance computing infrastructure provider, and as such may change or evolve in accordance with the business and strategic planning.

“Business Day” means any day of the year which the Toronto Stock Exchange and NASDAQ are open for business.

“Cause” means: (a) any material willful misconduct by the Executive in discharging the Executive’s duties and responsibilities hereunder; (b) a material breach of this Agreement by the Executive, which breach Executive fails to cure within thirty (30) days after receipt of notice of such breach from the Chair of the Board or the person to whom the Executive is required to report of the Executive’s material breach; (c) repeated willful failure on the part of the Executive to perform the Executive’s duties (other than any such failure resulting from Executive’s Disability) following written notification by the Chair of the Board or the person to whom the Executive is required to report of the Executive’s failure to perform such duties; (d) any willful failure or refusal by the Executive to comply in any material respect with the reasonable policies, rules and regulations of the Company or any of its affiliates (other than any such failure or refusal resulting from Executive’s Disability); (e) the Executive’s conviction of, or plea of guilty or nolo contendere to, any felony or to any other crime involving moral turpitude; or (f) commission of an act of fraud, embezzlement, or misappropriation by the Executive of the Company’s or any of its affiliates’ property or assets.

“Confidential Information” means all information disclosed to or known by the Executive as a consequence of or through the Executive’s employment with the Company or any of its affiliates that is not generally known to the public and which relates to any aspect of the business or affairs of the Company or any of its affiliates, their clients, customers or suppliers or any other party with whom the Company agrees to hold information of such party in confidence. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

(a)

work product resulting from or related to work or projects performed or to be performed by the Company or an affiliate, including, but not limited to, the interim and final lines of inquiry, hypotheses, research and conclusions related thereto and the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(b)

information relating to Developments (as hereinafter defined) prior to any public disclosure thereof, including, but not limited to, the nature of the developments, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets);

(c)

internal personnel and financial information of the Company or any of its affiliates, vendor names and other vendor information, purchasing and internal cost information, internal services and operational manuals;

(d)

marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Company or any of its affiliates which have been or are being discussed, customer names and customer information;

(e)

contracts and their contents, client services, data provided by clients and the type, quantity and specifications of products and services purchased, leased, licensed or received by clients of the Company or any of its affiliates; and

(f)

all other information of the Company or any of its affiliates which becomes known to the Executive as a result of employment with the Company or any of its affiliates, which the Executive, acting reasonably, believes is confidential information of the Company or any of its affiliates or which the Company or any of its affiliates takes measures to protect, provided that the Executive is aware or ought to be aware of such measures, but Confidential Information does not include:

(i)

information that becomes publicly known through no breach of this Agreement and no breach by any other Persons who were known to the Executive to be under confidentiality obligations with respect to the item or items involved; or,

(ii)

information, the public disclosure of which is required to be made by any law, regulation, governmental authority or court (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company where it is within the Executive’s control and it is legally permissible to provide such notice, and to the extent possible in the circumstances, the Company and/or its affiliate is afforded an opportunity to dispute the requirement.

“Customer” means any Person who, during the Term (including, for certainty, the Resignation Notice Period), or in the case of termination of employment, in the two (2) years preceding the Date of Termination of the Executive’s employment hereunder for any reason, has purchased, leased or licensed from the Company or its affiliates, any product or services produced, sold, licensed, or distributed by the Company or any of its affiliates in respect of the Business.

“Date of Termination” means the Executive’s last date of actual and active employment hereunder.

“Developments” means any discovery, invention, design, improvement, concept, design, specification, creation, development, treatment, computer program, method, process, apparatus, specimen, formula, formulation, product, hardware or firmware, any drawing, report, memorandum, article, letter, notebook and any other work of authorship and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and tangible embodiments relating to the foregoing, that:

(a)	result or derive from the Executive’s employment with the Company or any of its affiliates or from the Executive’s knowledge or use of Confidential Information;

(b)	are conceived or made by the Executive (individually or in collaboration with others) in the discharge of the Executive’s duties hereunder;
(c)	result from or derive from the use or application of the resources of the Company or any of its affiliates; or
(d)	relate to the business operations of the Company or any of its affiliates or the actual or demonstrably anticipated research and development by the Company or any of its affiliates.

“Disability” means the Executive’s inability to substantially fulfil the Executive’s duties on behalf of the Company for a continuous period of six (6) months or more or for an aggregate period of twelve (12) months or more during any consecutive eighteen (18) month period, and if there is any disagreement between the Company and the Executive as to the Executive’s Disability or as to the date any such Disability began or ended, such disagreement will be determined by a physician mutually acceptable to the Company and the Executive whose determination will be conclusive evidence of any such Disability and of the date any such Disability began or ended.

“Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(a)	the unilateral relocation of the Executive’s principal workplace to a location that is more than 30 miles from the Executive’s then current principal work location as described in Section 2.1;
(b)	a reduction in the Executive’s Base Salary (other than a reduction of less than 10% which is applied uniformly to Executive and all other senior executives of the Company);
(c)	any material breach by the Company of any material provision of this Agreement;
(d)	a material adverse change in the reporting structure applicable to the Executive (i.e., to whom Executive is required to report); or
(e)	a material diminution in the Executive’s job duties, responsibilities or authority.

“Intellectual Property” shall mean all common law, statutory and other intellectual and industrial property rights, including, without limiting the generality of the foregoing:

(a)

rights to any patents, trademarks, service marks, trade names, domain names, copyright, database rights, designs, industrial designs, trade secrets, integrated circuit rights and topography rights; and

(b)	all domestic and foreign registrations, applications, divisionals, continuations, continuations-in-part, re-examinations and renewals thereof.

“Party” means any of the Executive or the Company, as the case may be, and together shall, collectively, be the “Parties”.

“Person” means a natural person, partnership, limited liability partnership, company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.

“Prospective Customer” means (i) any Person solicited by the Executive on behalf of the Company or its affiliates for any purpose relating to the Business at any time during the Term (including, for certainty, the Resignation Notice Period), and in the case of termination within the two (2) year period immediately preceding the date of termination of the Executive’s employment hereunder, for any reason; and (ii) any Person solicited by the Company or any of its affiliates with the Executive’s knowledge for any purpose relating to the Business at any time during the Term (including, for certainty, the Resignation Notice Period), and in the case of termination within the twelve (12) month period immediately preceding the date of the termination of the Executive’s employment hereunder.

“Supplier” means any Person who, during the Term (including, for certainty, the Resignation Notice Period), and in the case of termination, in the two (2) years preceding the date of termination of the Executive’s employment hereunder for any reason, has sold to the Company or its affiliates, any products or services that are or may be used by the Company or any of its affiliates as an integral part of the Business.

“Territory” means the Province of Ontario, the Province of Alberta and the States of Florida, New York, Nebraska and Texas or any other state in the United States of America or Province in Canada in which the Company or any of its affiliates have operations.

SCHEDULE “B”

DUTIES AND RESPONSIBILITIES

●	Develop and lead corporate legal strategy to promote and protect the Company.
●	Oversee the delivery of legal services and resources to accomplish the Company’s goals, strategies and priorities, including the selection of appropriate external counsel when required.
●	Lead the Company’s growth initiatives particularly with respect to mergers and acquisitions and capital raising functions.
●	Maintain proper corporate interactions with relevant government bodies, and the community at large.
●	Advise the CEO and executive team of the Company and its affiliates on a variety of issues.
●	Participate in the formulation of general management policy as a member of the executive team.
●	Foster an environment of, and engaging in, ethical and responsible decision making.
●	Manage public company reporting requirements and filings.
●	Oversee pending and threatened litigation.
●	Carry out such other duties and responsibilities as is customary for a Chief Legal Officer of a company in a similar industry and stage of development, as the Chief Executive Officer and/or the Board of Directors of the Company may reasonably request from time to time.

EXHIBIT A

FORM OF RELEASE

GENERAL RELEASE OF CLAIMS (this “Release”)

1.General Release. The undersigned (the “Executive”), for himself and his family, heirs, spouse, agents, executors, administrators, legal representatives and their respective successors and assigns (together with Executive, collectively, the “Releasing Parties”), in consideration for the compensation and benefits to be received pursuant to Section 4.4 of the Executive Employment Agreement to which this release is attached as Exhibit A (the “Employment Agreement”; capitalized terms used but not defined in this Release shall have the corresponding meanings set forth in the Employment Agreement), which shall be in lieu of any other separation or similar payments provided under any other plans, programs, agreements or arrangements, does hereby irrevocably, fully, knowingly, voluntarily and unconditionally release and forever discharge (i) the Company, (ii) each current and former affiliate (including subsidiaries) of the Company, each current and former direct or indirect shareholder, member or other equity holder of the Company, and each current and former affiliate (including subsidiaries) of each such shareholder, member and each such other equity holder; (iii) each predecessor, successor, heir, agent and assign of any person or entity referenced in any of the immediately preceding clauses (i) or (ii), whether or not acting in his, her or its representative or individual capacity; and (iv) each current and former attorney, agent, trustee, fiduciary, advisor, director, manager, principal, officer, benefit plan, benefit plan fiduciary, shareholder, member, general partner, limited partner, other equity holder, representative, control person or entity or employee of any persons or entities referenced in any of the immediately preceding clauses (i) through (iii) (and each other person or entity with a functionally equivalent role of a person or entity holding such titles notwithstanding the lack of such title or any other title), in each case in their capacity as such, and each of their respective predecessors, successors, heirs, agents and assigns (all of the persons and entities referenced the immediately preceding clauses (i) through (iv) are collectively referred to herein as the “Released Parties”) from any and all actions, accounts, agreements, claims, contracts, covenants, debts, demands, obligations, suits, counter-claims, defenses, rights, omissions, promises, damages, losses, contingencies, judgments, fines, penalties, charges, costs (including, without limitation, attorneys’ fees and costs of defense and investigation), expenses and liabilities of any kind and nature whatsoever, whether known or unknown, absolute or contingent, suspected or unsuspected, matured or unmatured, in contract, tort, by statute, at law, in equity or otherwise (collectively, “Claims”), other than the Excluded Claims (as defined below), which any Releasing Party may now own, hold, have or claim to have, in each case, against any of the Released Parties for, upon or by reason, or arising out of Executive’s employment with the Company and its affiliates or the termination thereof (collectively, the “Released Claims”), it being expressly understood that the Released Claims include, without limitation, all Claims (other than Excluded Claims) under the Employment Agreement and all Claims (other than Excluded Claims) under any applicable laws or otherwise arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment.  Executive acknowledges that the Company encouraged the Executive to consult with an attorney of the Executive’s choosing, and through this Release encourages the Executive to consult with the Executive’s attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that the Executive understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans.  Without limiting the generality of the release provided above, Executive expressly waives any and all Claims under ADEA that the Executive may have as of the date hereof.  Executive further understands that by signing this Release the Executive is in fact waiving, releasing and forever giving up any Claim under the ADEA as well as all other laws within the scope of this Section 1 that may have existed on or prior to the date hereof.

Ex. A, page 1

2.Covenant Not to Sue.  Executive, on behalf of Executive and all of the other Releasing Parties, covenants that Executive will not (and that Executive will cause all other persons or entities who may seek to claim as, by, through or in relation to any of the Releasing Parties or any of the matters released by or on behalf of the Releasing Parties in this Release not to) sue any of the Released Parties on the basis of or in any way relating to any Released Claim (regardless of whether the release of any such Released Claim is enforceable under, or prohibited by, applicable law or otherwise).

3.Rights Excluded from Release.  Notwithstanding anything in Section 1 of this Release to the contrary, this Release shall not apply to (i) any rights to Basic Entitlements and other rights under Section 4.4 of the Employment Agreement, (ii) any rights to vested stock, vested stock options, vested restricted stock units, vested performance stock units, or other vested securities or vested equity or equity-based incentive awards of the Company, (iii) solely to the extent provided for in any applicable plan or award agreement with respect to any long term incentive or other equity based award granted to Executive, any rights to continued or accelerated vesting of unvested stock, stock options, restricted stock units, performance stock units, or other securities or equity or equity-based incentive awards of the Company following the Date of Termination, (iv) any rights or claims that may arise as a result of events occurring after the date this Release is executed, (v) any indemnification, duty to defend and advancement of expenses rights Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies (including, without limitation, pursuant to any written indemnification agreement and/or any indemnification provision in the certificate of incorporation, by-laws or other similar governing agreements of the Company and its affiliates); (vi) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy; (vii) Executive’s right to seek benefits under state unemployment insurance law for the period beginning after Executive’s last day of employment with the Company; (viii) Executive’s right to seek benefits under state workers’ compensation law; and (ix) if Executive is age 40 or older, Executive’s right to challenge whether Executive knowingly and voluntarily entered into this Agreement under the ADEA (collectively, the “Excluded Claims”). Executive understands and agrees that except for Executive’s specific rights enumerated in the immediately preceding sentence, Executive’s release in Section 1 of this Release above constitutes a general as well as a specific release of each of the Released Parties from all Released Claims.

4.No Pending Actions.  Executive represents and warrants to the Company that Executive is the sole owner of all of the Released Claims and has not sold, assigned, transferred or otherwise disposed of or encumbered any of the Released Claims. Executive further represents and warrants that Executive has not filed or initiated, or caused to be filed or initiated, any complaint, claim, charge, or cause of action relating to any Released Claim against any of Released Parties in any federal or state court or with any federal, state or local governmental agency. Executive agrees that Executive will not file or initiate, or cause to be filed or initiated, any complaint, claim, charge, or cause of action relating to any Released Claim against any of Released Parties in any federal or state court or with any federal, state or local governmental agency. Executive further agrees not to be a member of any class action in any court or before any governmental agency or in any private forum seeking relief against any of Released Parties based on or arising out of any of the Released Claims and waives any right to, and agrees that Executive will not accept, any monetary relief or any other form of relief as a result of any such class action.

Ex. A, page 2

5.Certain Governmental Agency Matters.  Executive’s general and specific release of all Claims and covenant not to sue above shall not prevent Executive from filing charges with the United States Equal Employment Opportunity Commission, any state or local government fair employment practices agency or the National Labor Relations Board, or claims with the Securities and Exchange Commission, and shall not prevent Executive from participating in any investigation by any such agencies. However, to the maximum extent permitted by law, Executive hereby waives, on behalf of Executive and each other Releasing Party, any and all right to, and agrees that Executive and the Releasing Parties will not accept, any monetary recovery or any other relief of any type from any of Released Parties which Executive or any other Releasing Party might obtain as a result of, or in any way arising out of, such filing or participation that involves, concerns, grows out of or in any way relates to any of the Released Claims (other than claims filed by Executive with the Securities and Exchange Commission).

6.No Workers’ Compensation Claims.  Executive represents and warrants that, except as previously disclosed by Executive to the Company or its affiliates, Executive has, to Executive’s knowledge, suffered no injury or illness arising out of the course of Executive’s employment with the Company and its affiliates.

7.No Unpaid Compensation.  Executive acknowledges and agrees that, except (a) for the compensation and benefits to which the Executive is entitled pursuant to Section 4.4 of the Employment Agreement, and (b) as included in the Excluded Claims, as of the date of execution of this Release, Executive is not (i) owed any accrued but unpaid salary or wages by the Company or any other Released Party or (ii) owed any amounts by the Company or any other Released Party with respect to any other unpaid payments, consideration or benefits of any kind, including, without limitation, earned but unused vacation time or paid time off, sick time, personal time, bonus, expense reimbursements, severance or payments in lieu of notice, whether pursuant to contract or otherwise.

8.No Knowledge of Improper Conduct.  Executive represents and warrants that, except as Executive has reported to the Company (including disclosure to the Board or a subcommittee thereof), (i) Executive has no knowledge of any alleged material improper conduct or activity by the Company, any affiliate of the Company, or any employee of the foregoing, and (iii) has not been retaliated against for reporting any allegations of wrongdoing by the Company or any of its affiliates.

9.Waiver of Reinstatement. Executive hereby waives reinstatement to employment with the Company and each of its affiliates.  Executive also agrees not to seek reinstatement, re-employment or employment with the Company or any of its affiliates or any acquirer of the Company or any of its affiliates or any of their respective assets. Executive further understands and agrees that the consideration to be given by the Company to Executive as a result of Executive’s execution of this Release is to be given in part for Executive’s waiver of reinstatement and Executive’s agreement not to seek reinstatement, re-employment or employment with the Company or any of its affiliates or any acquirer of the Company or any of its affiliates or any of their respective assets and that the provisions of this Section 9 are material terms of this Release.

10.Return of Property.  Executive represents and warrants that as of the Date of Termination, Executive returned all property of the Company or any of its affiliates assigned or otherwise provided to Executive (including, without limitation, all computer equipment, cellular phones, credit and debit cards and keys and access cards or fobs to any facility at which the Company or any of its affiliates has operations).  Executive represents and warrants that Executive has not taken from the Company or any of its affiliates any other property of the Company or any of its affiliates (including the originals and/or any copies of any information provided to or acquired by Executive in connection with the performance of work for the Company or any of its affiliates (including all files, correspondence, communications, memoranda, emails, records, manuals, and all other documents, no matter how produced or reproduced, computer programs, software, and files containing confidential information and any other information, and all usernames and passwords for all software and internet accounts and programs)), it being acknowledged and agreed by Executive that all such property is the sole and exclusive property of the Company and its affiliates.

Ex. A, page 3

11.Consideration Period; Revocation (if applicable).  Executive hereby acknowledges that the Company has informed him that he has up to [twenty-one (21)][forty-five (45)] days to sign this Release and Executive may knowingly and voluntarily waive that [twenty-one (21)][forty-five (45)] period by signing this Release earlier.  Executive also understands that if Executive is age 40 or older Executive shall have seven (7) days following the date on which Executive signs this Release within which to revoke it by providing a written notice of Executive’s revocation to the Company addressed to [Company to provide contact at time of termination].1

12.Recommendation to Seek Counsel.  Executive acknowledges that Executive has read this Release, that Executive has been advised that he should consult with an attorney before he executes this Release, and that Executive understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

13.Revocation.  If Executive is age forty (40) or older, this Release shall take effect on the eighth day following Executive’s execution of this Release unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

14.Misc.  Executive acknowledges that this Release will be subject to the governing law, venue, jurisdiction and other dispute resolution and interpretation provisions set forth in the Employment Agreement, which are hereby incorporated by reference as if fully set forth herein.

Name: Victor Semah

_________________,20__

[1]	Note to Draft: Age Discrimination in Employment Act disclosures to be provided in the event of a group termination.

Ex. A, page 4